Exhibit 10.1

EXECUTION VERSION

FIRST AMENDMENT TO

RESTRUCTURING SUPPORT AGREEMENT

FIRST AMENDMENT, dated as of January 31, 2011 (the “Amendment”), to that certain Restructuring Support Agreement (together with exhibits, annexes and attachments thereto, the “RSA”), dated as of January 10, 2011, by and among (i) A&A Auto Parts Stores, Inc.; American Specialty Equipment Corp.; Arrow Speed Acquisition LLC; DriverFx.com, Inc.; KAO Management Services, LLC; Key Comp, Inc.; Keystone Automotive Distributors Company, LLC; Keystone Automotive Holdings, Inc.; Keystone Automotive Operations, Inc.; Keystone Automotive Operations of Canada, Inc.; and Keystone Automotive Operations Midwest, Inc. (collectively, the “Company”) and (ii) Sphere Capital, LLC — Series A and Cetus Capital, LLC (each, a “Consenting Holder”) (each of the foregoing, a “Party,” and collectively, the “Parties”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the RSA.

W I T N E S S E T H:

WHEREAS, pursuant to the RSA, the Parties have agreed to implement a Restructuring of the Company pursuant to the terms as set forth in the Term Sheet; and

WHEREAS, the Parties desire to amend the RSA upon the terms and subject to the conditions set forth below.

NOW, THEREFORE, pursuant to section 7 of the RSA, the Parties hereto hereby agree to amend the terms of the RSA as follows:

1.    Amendments.

(a) Amendment to Section 3.04(a). Section 3.04(a) of the RSA is hereby amended by deleting the date “March 15, 2011” and substituting “March 23, 2011” in its stead.

(b) Amendment to Section 3.06. Section 3.06 of the RSA is hereby amended by deleting the date “March 15, 2011” and substituting “March 23, 2011” in its stead.

(c) Amendment to Section 5.01(a). Section 5.01(a) of the RSA is hereby amended by deleting the date “January 31, 2011” and substituting “February 7, 2011” in its stead.

(d) Amendment to Section 6.03(b). Section 6.03(b) of the RSA is hereby amended by deleting the date “June 15, 2011” and substituting “June 30, 2011” in its stead.

(e) Amendment to Term Sheet. The Transaction Summary is hereby amended by deleting the phrase “no less than $55 million” and substituting “no less than $40 million” in its stead. A revised Term Sheet incorporating this amendment is attached hereto as Exhibit 1.

2.    Reservation of Rights.    Each Party jointly and severally acknowledges and agrees that (a) the Parties shall preserve all rights, remedies, power or privileges set forth in the RSA and under applicable law and (b) nothing contained herein shall in any way limit or otherwise prejudice, and the Parties have reserved their right to invoke fully, any right, remedy, power or privilege which the Parties may not have or may have in the future under or in connection with the RSA and applicable law, or diminish any of the obligations of any other Party contained in the RSA. The rights, remedies, powers and privileges of the Parties provided under this Amendment and the RSA are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

3.    No Change.    Except as expressly provided herein, no term or provision of the RSA shall be amended, waived, modified, consented to or supplemented, and each term and provision of the RSA shall remain in full force and effect.

4.    Miscellaneous.    The provisions of Section 8 of the RSA are incorporated herein by reference as if set forth in full herein and shall apply to the terms and provisions of this Amendment and the Parties mutatis mutandis.

5.    Counterparts.    This Amendment may be executed by the Parties in any number of separate counterparts by facsimile with originals to follow, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.    Effectiveness.    This Amendment shall become effective, upon the execution of a counterpart hereof by each of the Parties, as of the date hereof and delivery of this Amendment by any Party shall be binding upon each of its permitted successors and assigns. In the event of any conflict between this Agreement and any other Restructuring document, the terms of this Agreement shall govern (unless such terms of such other Restructuring documents are necessary to comply with applicable Requirements of Law, in which case such terms shall govern to the extent necessary to comply therewith).

7.    GOVERNING LAW.    THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

2

The Parties have caused this Amendment to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

KEYSTONE AUTOMOTIVE HOLDINGS, INC.

By:	/s/ Richard Paradise
Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer

KEYSTONE AUTOMOTIVE OPERATIONS, INC.		KAO MANAGEMENT SERVICES, LLC

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

A&A AUTO PARTS STORES, INC.		KEY COMP, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Amendment to Restructuring Support Agreement]

AMERICAN SPECIALTY EQUIPMENT CORP.		KEYSTONE AUTOMOTIVE DISTRIBUTORS COMPANY, LLC

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

ARROW SPEED ACQUISITION LLC		KEYSTONE AUTOMOTIVE OPERATIONS OF CANADA, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

DRIVERFX.COM, INC.		KEYSTONE AUTOMOTIVE OPERATIONS MIDWEST, INC.

By:	/s/ Richard Paradise	By:	/s/ Richard Paradise
Name:	Richard Paradise	Name:	Richard Paradise
Title:	Executive Vice President and Chief Financial Officer	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to First Amendment to Restructuring Support Agreement]

SPHERE CAPITAL, LLC — SERIES A

By:	/s/ Jacob Kotzubei
Name:	Jacob Kotzubei
Title:	Partner

[Signature Page to First Amendment to Restructuring Support Agreement]

CETUS CAPITAL, LLC

By:	/s/ Robert E. Davis
Name:	Robert E. Davis
Title:	Managing Director

[Signature Page to First Amendment to Restructuring Support Agreement]

Exhibit 1

Term Sheet

KEYSTONE AUTOMOTIVE OPERATIONS, INC.

RESTRUCTURING TERM SHEET

JANUARY 10, 2011

This term sheet (the “Term Sheet”) sets forth the principal terms of a proposed financial restructuring (the “Restructuring”) for the existing debt and other obligations of Keystone Automotive Holdings, Inc. (“Holdings”), Keystone Automotive Operations, Inc. (“Keystone” or the “Company”) and each subsidiary of Keystone, the terms of which will be consummated out-of-court1 or, if necessary, by commencing cases under chapter 11 (the “Chapter 11 Cases”) of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) to pursue a pre-negotiated chapter 11 plan of reorganization containing the terms set forth herein (“Plan”) to be supported by the Back Stop Parties (as defined herein), as set forth in the Restructuring Support Agreement to which this Term Sheet will be attached (the “Restructuring Support Agreement”).

THIS TERM SHEET DOES NOT CONSTITUTE (NOR SHALL IT BE CONSTRUED AS) AN OFFER WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OR REJECTIONS AS TO ANY PLAN OF REORGANIZATION, IT BEING UNDERSTOOD THAT SUCH A SOLICITATION, IF ANY, ONLY WILL BE MADE IN COMPLIANCE WITH APPLICABLE PROVISIONS OF SECURITIES, BANKRUPTCY AND/OR OTHER APPLICABLE LAWS. THIS TERM SHEET DOES NOT ADDRESS ALL MATERIAL TERMS THAT WOULD BE REQUIRED IN CONNECTION WITH ANY POTENTIAL FINANCIAL RESTRUCTURING AND ANY DEFINITIVE AGREEMENT IS SUBJECT TO THE EXECUTION OF DEFINITIVE DOCUMENTATION IN FORM AND SUBSTANCE CONSISTENT WITH THIS TERM SHEET AND OTHERWISE ACCEPTABLE TO THE COMPANY AND THE BACK STOP PARTIES (AS DEFINED HEREIN). THIS TERM SHEET HAS BEEN PRODUCED FOR DISCUSSION AND SETTLEMENT PURPOSES ONLY AND IS SUBJECT TO THE PROVISIONS OF RULE 408 OF THE FEDERAL RULES OF EVIDENCE AND OTHER SIMILAR APPLICABLE STATE AND FEDERAL RULES. THIS TERM SHEET AND THE INFORMATION CONTAINED HEREIN IS STRICTLY CONFIDENTIAL AND SHALL NOT BE SHARED WITH ANY OTHER PARTY ABSENT THE PRIOR WRITTEN CONSENT OF THE COMPANY.

[1]

To consummate a transaction out-of-court, the minimum participation threshold for the Holders of Senior Subordinated Notes Claims (as defined below) is 98%; provided, however, that the Company and Back Stop Parties may agree to modify the minimum participation threshold.

Transaction Overview

Debtors:	Holdings, Keystone and each of its subsidiaries identified in the footnote below (collectively, the “Debtors”).[2]

Creditors:

ABL Claims: consisting of the $48.3 million in unpaid principal, plus interest and fees, and $4.4 million in undrawn letters of credit, arising under or in connection with that certain Revolving Credit Agreement, dated as of January 12, 2007, among Keystone, the ABL Agent, the lenders from time to time party thereto, and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time) (the “ABL Credit Facility”);

Term Loan Claims: consisting of the $186.3 million in unpaid principal, plus interest and fees, arising under or in connection with that certain Term Credit Agreement, dated as of January 12, 2007, among Keystone, the Term Loan Agent, the lenders from time to time party thereto, and the other agents party thereto (as amended, restated, supplemented or otherwise modified from time to time) (the “Term Credit Facility”);

Senior Subordinated Notes Claims: the $175 million in unpaid principal, plus interest and fees, arising under or in connection with that certain Indenture dated as of October 30, 2003, among Keystone, as issuer, and the other Debtors as guarantors, and the Bank of New York, as trustee (as amended, restated, supplemented or otherwise modified from time to time) (the “Senior Subordinated Notes”);

General Unsecured Claims: other than the Senior Subordinated Notes Claim, the Reliable Notes Claims and Intercompany Claims, any claim that is neither secured nor entitled to priority under the Bankruptcy Code or any order of the Bankruptcy Court (the “General Unsecured Claims”); and

[2]

The Debtors will include the following: A&A Auto Parts Stores, Inc.; American Specialty Equipment Corp.; Arrow Speed Acquisition LLC; DriverFx.com, Inc.; KAO Management Services, LLC; Key Comp, Inc.; Keystone Automotive Distributors Company, LLC; Keystone Automotive Holdings, Inc.; Keystone Automotive Operations, Inc.; Keystone Automotive Operations of Canada, Inc.; and Keystone Automotive Operations Midwest, Inc.

Reliable Notes Claims: the $12.6 million in unpaid principal, plus interest and fees aggregating to a current total of approximately $18.7 million, arising under or in connection with those certain Junior Subordinated Promissory Notes between Holdings, as issuer, and the registered holders (as amended, restated, supplemented or otherwise modified from time to time) (the “Reliable Notes”).

Transaction Summary: [3] [4]	The proceeds from a new debt financing and a rights offering, plus a portion of cash on hand, will be used to refinance, in full, the ABL Credit Facility and the Term Credit Facility.

The Company will obtain new debt financing, which will include (i) a new ABL revolver (the “New ABL”) that, together with cash on hand, provides total liquidity at the Effective Date of no less than $40 million, including cash sufficient to meet vendor/customer/supplier requirements and operate the business and (ii) a new senior secured term loan of $120 million (the “New Term Loan”).

A rights offering with an aggregate offering amount of up to $60 million to purchase approximately 47.4% of the New Common Stock of Reorganized Keystone on a Fully Diluted Basis (the “Rights Offering”).

For purposes of this Term Sheet, the term “Fully Diluted Basis” shall mean after taking into account shares of New Common Stock of Reorganized Keystone (i) issued in the Rights Offering, (ii) issued on account of Back Stop Party Prepetition Term Loan Claims, (iii) issued to the Back Stop Parties as a commitment fee under the Backstop Agreement, (iv) issued on account of Allowed Senior Subordinated Notes Claims and (v) issued or reserved for issuance under the Equity Incentive Program.

The Rights Offering will be backstopped by Sphere Capital, LLC — Series A and Cetus Capital, LLC (together, the “Back Stop Parties”) pursuant to the backstop stock purchase agreement attached as an exhibit to the Restructuring Support Agreement

[3]	Certain of the terms and conditions described herein would only be applicable in connection with a Restructuring effectuated through the Chapter 11 Cases.
[4]

All allocations of New Common Stock, with the exception of New Common Stock issued pursuant to the Equity Incentive Program (which allocation shall be fixed at 8.0% as set forth below), remain subject to adjustment based on financial information provided by Keystone to the Back Stop Parties.

(the “Backstop Agreement”).

In return for providing the backstop for the Rights Offering, the Back Stop Parties will receive a backstop fee in the form of additional shares of New Common Stock of Reorganized Keystone equal to 6.0% of the Rights Offering or approximately 3.3% of the shares of New Common Stock of Reorganized Keystone on a Fully Diluted Basis.

The proceeds of the Rights Offering will be used, in part, to satisfy the ABL and Term Loan Claims.

The Back Stop Parties will also convert their Prepetition Term Loan Claims totaling approximately $21 million into approximately 19.3% of the shares of New Common Stock of Reorganized Keystone on a Fully Diluted Basis either through the distribution of cash on account of their Prepetition Term Loan Claims and the subsequent purchase of shares of New Common Stock of Reorganized Keystone or as otherwise agreed pursuant to the terms of the Plan.

Rights Offering Summary:

The Rights Offering will be conducted pursuant to agreed upon procedures, which shall be in form and substance satisfactory to both the Company and the Back Stop Parties, and shall include terms governing the allocation of the Rights Offering.

Use of Cash Collateral and Adequate Protection:

In the event that the Restructuring is consummated through the Chapter 11 Cases, the Debtors will use cash on hand to fund the administration of the Chapter 11 Cases. As “adequate protection” for any diminution in the value of the collateral of the ABL and the Term Loan as a result of the Debtors’ use of cash collateral, the Debtors shall provide to the ABL Agent and the Term Loan Agent (i) a 13-week rolling cash flow projection (the “Forecast”) acceptable to the ABL and Term Loan Agents, (ii) a budget based on the Forecast acceptable to the ABL and Term Loan Agents, (iii) payment in cash on a current basis of all reasonable fees and expenses of counsel and advisors to the Senior Secured Lenders, (iv) interest at the non-default rate and (v) replacement liens and claims, subject in all respects to a customary carve-out.

Classification and Treatment of Claims and Interests

Administrative, Priority Tax, and Other Priority Claims:

On or as soon as practicable after the Effective Date, each Holder of an administrative, priority tax or other priority claim shall be paid in full in cash or otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

ABL Claims:

Each Holder of an Allowed ABL Claim shall receive, in full and final satisfaction of such Allowed ABL Claims, payment in full in cash on the Effective Date with the proceeds of the New ABL and the Rights Offering.

Non-Back Stop Party Prepetition Term Loan Claims:

Each Holder of an Allowed Non-Back Stop Party Prepetition Term Loan Claim shall receive, in full and final satisfaction of such Allowed Claim, payment in full in cash on the Effective Date with the proceeds of the New Term Loan and the Rights Offering.

Back Stop Party Prepetition Term Loan Claims:	Each Holder of an Allowed Back Stop Party Prepetition Term Loan Claim shall receive, in full and final satisfaction of such Allowed Claim, New Common Stock of Reorganized Keystone as set forth above.

Other Secured Claims:

To the extent that any other secured claims exist, all such secured claims of the Debtors allowed as of the Effective Date, if not previously, shall be satisfied by either (i) payment in full in cash, (ii) reinstatement pursuant to section 1124 of the Bankruptcy Code or (iii) such other recovery necessary to satisfy section 1129 of the Bankruptcy Code.

Senior Subordinated Notes Claims:

Holders of Allowed Senior Subordinated Notes Claims will receive, in full and final satisfaction of such Allowed Senior Subordinated Notes Claims (i) their pro rata share of approximately 21.9% of the New Common Stock of Reorganized Keystone on a Fully Diluted Basis and (ii) the right to participate in the Rights Offering on a pro rata basis.

The Company and the Back Stop Parties shall enter into a (i) registration rights agreement (the “Registration Rights Agreement”), which shall be in form and substance satisfactory to the Company and the Back Stop Parties providing for registration with respect to New Common Stock of Reorganized Keystone issued to holders of Allowed Senior Subordinated Notes Claims, including in the Rights Offering and (ii) stockholders agreement in form and substance satisfactory to the Company and the Back Stop Parties, providing for customary terms and conditions.

General Unsecured Claims:

Except to the extent that a Holder of an Allowed General Unsecured Claim has been paid by the Debtors before the Effective Date or agrees to alternate treatment, each Holder of an Allowed General Unsecured Claim shall receive, in full and final satisfaction of such Allowed General Unsecured Claim, payment in full in cash, in an aggregate amount not to exceed $40,000,000.

Reliable Notes Claims:	The treatment of holders of Allowed Reliable Notes Claims will be as agreed among the Company and the Back Stop Parties and as set forth in the Plan.

Intercompany Claims:	All intercompany claims will be paid, adjusted, reinstated or discharged to the extent reasonably determined to be appropriate by the Company.

Section 510(b) Claims:

Any holder of a claim against any of the Debtors that is described in section 510(b) of the Bankruptcy Code shall not receive a distribution under the Plan and such section 510(b) claims shall be extinguished.

Existing Equity Interests:

The treatment of holders of equity interests in Holdings including common stock, preferred stock and any options, warrants or rights to acquire any equity interests, will be as agreed among the Company and the Back Stop Parties and as set forth in the Plan.

Other Principal Plan Terms

Executory Contracts and Unexpired Leases:

The Debtors reserve the right to reject certain executory contracts and unexpired leases subject to the Back Stop Parties’ consent. All executory contracts and unexpired leases not expressly rejected shall be deemed assumed pursuant to the Plan.

Management Agreements:

In consultation with Keystone’s Chief Executive Officer (the “CEO”), the Back Stop Parties will negotiate in good faith new employment agreements for members of the existing management team and the CEO will participate in all such negotiations, with the form of all such agreements to be included in a supplement to the Plan (the “Plan Supplement”). Prior to execution of such new employment agreements, the Back Stop Parties agree to honor existing severance obligations consistent with the Company’s historical practices for each of the members of the current management team (to the extent necessary).

Equity Incentive Program:

On or promptly after the Effective Date, 8.0% of the New Common Stock on a Fully Diluted Basis shall be reserved for issuance as management equity incentive program and/or director equity incentive program (collectively, the “Equity Incentive Program”), with (i) 60% of the amount reserved under the Equity Incentive Program to be issued upon the Effective Date as restricted stock (or economic equivalent) to senior management and (ii) 40% of the amount reserved under the Equity Incentive Program to be issued after the Effective Date in the form of warrants priced in a manner consistent with Section 409A of the Internal Revenue Code (clauses (i) and (ii) collectively, the “Emergence Grants”). The Equity Incentive Program will contain terms and conditions mutually satisfactory to management and the Back Stop Parties (including with respect to vesting) and the form of agreement covering the Emergence Grants will be included in the Plan Supplement.

Director and Officer Liability Policy:

As of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary) all insurance policies for directors’, managers’, and officers’ liability maintained by the Debtors as of the Petition Date (the “D&O Liability Insurance Policies”) pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies.[5] Notwithstanding anything to the contrary contained herein, confirmation of the Plan shall not discharge, impair, or otherwise modify any obligations assumed by the foregoing assumption of the D&O Liability Insurance Policies, and each such obligation shall be deemed and treated as an Executory Contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.

[5]	Capitalized terms used but not otherwise defined shall have the meanings commonly associated with such terms in chapter 11 plans of reorganization.

To the extent, if any, the Company plans to extend existing insurance coverage or purchase new insurance coverage covering the Debtors, Reorganized Keystone and the Company’s current and former officers and directors from claims and causes of action of any third party (including without limitation any holder of a claim) that remain unreleased as of the Effective Date, such extended or newly purchased insurance shall be in such amounts, for such terms or periods of time, and placed with such insurers as are determined by the Debtors and the Back Stop Parties to be reasonable under the circumstances or as specified and ordered by the Bankruptcy Court in the Confirmation Order.

Indemnification Agreements:

As of the Effective Date, the Debtors shall assume (and assign to the Reorganized Debtors if necessary) all indemnification provisions currently in place on and before the Effective Date, whether in the bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions or employment contracts for the current and former directors, officers, members (including ex officio members), employees, attorneys, other professionals and agents of the Debtors and such current and former directors, officers, and members’ respective affiliates, for Claims related to or in connection with any actions, omissions or transactions occurring before the Effective Date.

Board of Directors:

Reorganized Keystone shall have a board of directors (the “New Board”) of no more than five directors, which shall consist of the current Chief Executive Officer of Keystone, one director selected by Cetus Capital LLC and three directors selected by Sphere Capital LLC — Series A.

Charter; Bylaws:	The charter and bylaws of each of the Reorganized Debtors shall have been restated in a manner satisfactory to the Back Stop Parties and consistent with section 1123(a)(6) of the Bankruptcy Code.

Cancellation of Notes, Instruments, Certificates and other Documents

Except as provided herein, on the Effective Date, all notes, instruments, certificates, and evidencing debt to, or equity interests in, the Company shall be cancelled and obligations of the Company thereunder shall be discharged.

Vesting of Assets:

On the Effective Date, pursuant to sections 1141(b) and (c) of the Bankruptcy Code, all operating assets of the Company’s estates shall vest in Reorganized Keystone free and clear of all claims, liens, encumbrances, charges and other interests, except as otherwise provided in the Plan.

Compromise and Settlement:

The Plan shall contain customary provisions for the compromise and settlement of claims stating that, notwithstanding anything in the Plan to the contrary, the allowance, classification and treatment of allowed claims and equity interests and their respective distributions take into account and conform to the relative priority and rights of such claims and interests.

Releases:	The Plan will contain standard releases (including from the Holders of Claims and from the Debtors) with language substantially to the effect of the following:

“Released Party” means each of: (a) the ABL Agent; (b) the Term Loan Agent; (c) the Back Stop Parties; (d) the Holders of Existing Equity Interests; (e) Bain Capital LLC and Bain Capital Fund VII, L.P.; (f) Advent International Corporation, Global Private Equity IV, L.P., Advent Partners GPE-IV, L.P. and Advent Partners II, L.P. (collectively, “Advent”); (g) Goldman Sachs Lending Partners LLC; (h) Bank of America, N.A.; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals, and such persons’ respective heirs, executors, estates, servants and nominees (provided, that the Debtors shall not be Released Parties as a result of any affiliation with Bain Capital Fund VII, L.P. or Advent); and (j) the Debtors’ and the Reorganized Debtors’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors and other Professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

Releases by the Debtors. Pursuant to section 1123(b) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan or the Plan Supplement, for good and valuable consideration, including the service of the Released Parties to facilitate the expeditious reorganization of the Debtors and the implementation of the restructuring contemplated by the Plan, on and after the Effective Date, the Released Parties and the Debtors’ former officers and directors are hereby expressly, unconditionally, generally, and individually and collectively released, acquitted and discharged by the Debtors, the Reorganized Debtors, and their estates from any and all actions, claims, obligations, rights, suits, damages, causes of action, remedies, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, breaches, agreements, promises, licenses, variances, trespasses, judgments, extents, executions, costs, expenses, demands and liabilities whatsoever, including any derivative claims, asserted or assertable on behalf of the Debtors, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereinafter arising, in law, equity, or otherwise, in contract or tort, by statute or otherwise, that the Debtors, the Reorganized Debtors, their estates, or their affiliates (whether individually or collectively) or on behalf of the holder of any claim or interest or other entity ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Chapter 11 Cases, the CCAA Proceeding (as defined herein), the purchase, sale, or rescission of the Debtors’ restructuring, the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests before or during the Chapter 11 Cases, the CCAA Proceeding, the negotiation, formulation, or preparation of the Plan and Disclosure Statement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence taking place, in each case, on or before the Confirmation Date, other than claims or liabilities based on fraud or willful misconduct by a Released Party or a former officer or director of the Debtors, in each case as determined by a final order of a court of competent jurisdiction.

Releases by Holders of Claims and Interests. As of the Effective Date, each holder of a claim or an interest shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, acquitted and discharged the Debtors, the Reorganized Debtors, and the Released Parties from any and all actions, claims, interests, obligations, rights, suits, damages, causes of action, remedies, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, breaches, agreements, promises, licenses, variances, trespasses, judgments, extents, executions, costs, expenses, demands and liabilities whatsoever, including any derivative claims, asserted on behalf of a Debtor, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity or otherwise, in contract or tort, by statute or otherwise, that such entity (whether individually or collectively) ever had, now has or hereafter can, shall or may have, based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ restructuring, the Debtors’ Chapter 11 Cases, the CCAA Proceeding, the purchase, sale, or rescission of the purchase or sale of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any claim or interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the restructuring of claims and interests before or during the Chapter 11 Cases, the CCAA Proceeding, the negotiation, formulation, or preparation of the Plan, the Disclosure Statement, the Plan Supplement, or related agreements, instruments, or other documents, upon any other act or omission, transaction, agreement, event, or other occurrence relating to the Debtors taking place, in each case, on or before the Confirmation Date, other than claims or liabilities based on fraud or willful misconduct by a Released Party or a former officer or director of the Debtors, in each case as determined by a final order of a court of competent jurisdiction; provided, however, that nothing herein shall release (i) any obligation of Keystone and its subsidiaries to indemnify Bain Capital, LLC, its affiliates, partners, employees and agents pursuant to the Investment Management Agreement, which obligations shall survive termination of such agreement; (ii) any obligation of Keystone and its subsidiaries to reimburse Bain Capital, LLC and Advent for out-of-pocket costs and expenses and costs incurred in connection with the Restructuring, in an aggregate amount not to exceed $250,000; or (iii) any obligation of Keystone and its subsidiaries to indemnify or to advance fees or reimburse any costs to their current or former directors or officers or Bain Capital, LLC or Advent or any of their respective partners, under its organizational documents, by-laws, employee indemnification policies, state law, or any other agreement.6

Exculpation:	The Plan will contain standard exculpation provisions with language substantially to the effect of the following:

“Exculpated Party” means each of: (a) the Debtors, the Reorganized Debtors and their Affiliates, (b) the ABL Agent; (c) the Term Loan Agent; (d) the Back Stop Parties; (e) the Holders of Existing Equity Interests; (e) Bain Capital LLC and Bain Capital Fund VII, L.P.; (f) Advent; (g) Goldman Sachs Lending Partners LLC; (h) Bank of America, N.A.; and (i) with respect to each of the foregoing entities in clauses (a) through (h), such entities’ predecessors, successors and assigns, subsidiaries, affiliates, managed accounts or funds, current and former officers, directors, principals, shareholders, members, partners, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, management companies, fund advisors, advisory board members, and other Professionals, and such persons’ respective heirs, executors, estates, servants and nominees.

[6]

For the avoidance of doubt, the treatment of any unpaid accrued management and advisory fees of Bain Capital LLC are not included in the release set forth in this Term Sheet, are addressed in the Backstop Agreement, and will be treated in accordance with the respective rights provided there under.

Exculpation. Except as otherwise specifically provided in the Plan or Plan Supplement, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any claim, obligation, cause of action, or liability for any claim, except for fraud or willful misconduct, but in all respects such entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Debtors and the Reorganized Debtors (and each of their respective affiliates, agents, directors, officers, employees, advisors, and attorneys) have participated in compliance with the applicable provisions of the Bankruptcy Code with regard to the solicitation and distribution of the securities pursuant to the Plan, and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan, including the issuance of securities thereunder.

Discharge of Debtors:

Except as otherwise provided and effective as of the Effective Date: (i) the rights afforded in the Plan and the treatment of all claims and interests shall be in exchange for and in complete satisfaction, discharge, and release of all claims and interests of any nature whatsoever, including any interest accrued on such claims from and after the Petition Date, against the Debtors or any of their assets, property, or estates; (ii) the Plan shall bind all holders of claims and interests, notwithstanding whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; (iii) all claims and interests shall be satisfied, discharged, and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including any liability of the kind specified under section 502(g) of the Bankruptcy Code; and (iv) all entities shall be precluded from asserting against the Debtors, the Debtors’ estates, the Reorganized Debtors, their successors and assigns, and their assets and properties any other claims or interests based upon any documents, instruments, or any act or omission, transaction, or other activity of any kind or nature that occurred prior to the Effective Date.

Injunction:

From and after the Effective Date, all entities are permanently enjoined from commencing or continuing in any manner, any suit, action, or other proceeding, on account of or respecting any claim, demand, liability, obligation, debt, right, cause of action, interest, or remedy released or to be released pursuant to the Plan or the Confirmation Order.

Definitive Documents and Due Diligence:

This Term Sheet is indicative, and any final agreement shall be subject to definitive agreements, pleadings, court submissions, offering memoranda and other documents (“Definitive Documents”), which Definitive Documents shall be substantially consistent with the terms of this Term Sheet. The Definitive Documents shall contain terms, conditions, representations, warranties, and covenants, each customary for the transactions described herein consistent with the terms of this Term Sheet.

Tax Structure:	The Company, in consultation with the Back Stop Parties, will seek to effectuate the terms and conditions outlined herein in a tax efficient manner.

Avoidance Actions:	Reorganized Keystone shall retain all rights to commence and pursue any causes of action that are expressly preserved and not released under the Plan.

Retention of Jurisdiction:

The Plan shall provide for a broad retention of jurisdiction by the Bankruptcy Court including for (a) resolution of claims, (b) allowance of compensation and expenses for pre-Effective Date services, (c) resolution of motions, adversary proceedings or other contested matters, (d) entering such orders as necessary to implement or consummate the Plan and any related documents or agreements and (e) other purposes.

Resolution of Disputed Claims:

The Plan shall provide customary terms for the resolution of disputed claims. Once resolved, the claimants shall receive distributions, if any, in accordance with the provisions of the Plan and the classification of their Allowed Claim.

Canadian Recognition Proceeding:

If the Company implements the Restructuring through the Plan, Keystone Automotive Operations of Canada, Inc. intends to commence a recognition proceeding (the “CCAA Proceeding”) under the Companies’ Creditors Arrangement Act in the Ontario Superior Court of Justice in Toronto, Ontario, Canada to effect the Restructuring.

Expenses:

The Company shall promptly pay in cash in full, upon demand, (i) pursuant to the terms of the Backstop Purchase Agreement, the fees and expenses incurred by the advisors to the Backstop Parties and (ii) all reasonable and documented fees and expenses of Bain Capital and Advent (the Company’s prepetition sponsors) incurred in connection with the Restructuring, in an aggregate amount not to exceed $250,000.